Exhibit 10.2

PRIVILEGED AND CONFIDENTIAL

April 1, 2011

Mr. Clark Taylor

26 Briarwood Trace

Corbin, Kentucky 40701

Dear Clark:

TECO Coal Corporation (the “Company”) considers it essential to the best interests of its stockholders to foster the continuous employment of key management personnel. In this connection, the Board of Directors of the Company (the “Board”) recognizes the possibility of a change in control may exist and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company and its stockholder.

The Board has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a change in control of the Company.

In order to induce you to remain in the employ of the Company, the Company agrees that you shall receive the severance benefits set forth in this letter agreement (the “Agreement”) in the event your employment with the Company is terminated subsequent to a “change in control of the Company” (as defined in Section 2 hereof) (or is deemed to be terminated subsequent to a change in control of the Company in accordance with the second sentence of Section 3 hereof) under the circumstances described below. You have entered into a similar agreement with TECO Energy, Inc. (the “TECO Energy Agreement”).

1. Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through June 30, 2013; provided, however, that commencing on July 1, 2012 and each July 1 thereafter, the term of this Agreement shall automatically be extended for one additional year unless, not later than March 31 of such year, the Company shall have given notice that it does not wish to extend this Agreement); provided, further, if a change in control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect for a period of thirty-six (36) months beyond the month in which such change in control occurred. ”). Notwithstanding anything to the contrary in this Agreement, if you receive payment or become entitled to payment under the TECO Energy Agreement this Agreement shall immediately terminate and no payments under this Agreement shall be due or paid (for the avoidance of doubt, if you become simultaneously entitled to payment under both this Agreement and the TECO Energy Agreement, you will receive payment under this Agreement and not the TECO Energy Agreement).

2. Change in Control. Except as provided in the second sentence of Section 3 hereof, no benefits shall be payable hereunder unless there shall have been a change in control of the Company,

as set forth below. For purposes of this Agreement, a “change in control of the Company” shall be deemed to have occurred if there is consummated with an unrelated third party any of the following: a) the sale by the Company of all or substantially all of the assets of the Company and its subsidiaries, b) the sale of all of the capital stock of the Company, or c) a merger with or into such third party.

3. Termination Following Change in Control. If your employment is terminated following a change in control of the Company and during the term of this Agreement, other than (A) by the Company for Cause, (B) by reason of death or Disability, or (C) by you without Good Reason, then the Company shall pay you the amounts, and provide you the benefits, described in Section 4(iii) hereof. For purposes of this Agreement, your employment shall be deemed to have been terminated following a change in control of the Company by the Company without Cause or by you with Good Reason, if (i) your employment is terminated by the Company without Cause prior to a change in control of the Company (whether or not such a change in control ever occurs) and such termination was at the request or direction of a “person” (as such term is used in Sections 13(d) and 14(d) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended) who has entered into an agreement with the Company the consummation of which would constitute a change in control of the Company, or (ii) you terminate your employment for Good Reason prior to a change in control of the Company (whether or not such a change in control ever occurs) and the circumstance or event which constitutes Good Reason occurs at the request or direction of such person. Notwithstanding anything in this Agreement to the contrary, you shall not be entitled to the benefits provided in Section 4 hereof unless you have incurred a “separation from service” under Section 409A of the Code.

(i) Disability. If, as a result of your incapacity due to physical or mental illness, you shall have been absent from the full-time performance of your duties with the Company for six (6) consecutive months, and within thirty (30) days after written notice of termination is given you shall not have returned to the full-time performance of your duties, your employment may be terminated for “Disability”.

(ii) Cause. Termination by the Company of your employment for “Cause” shall mean termination upon (A) the willful and continued failure by you to substantially perform your duties with the Company (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure after the issuance of a Notice of Termination by you for Good Reason, as defined in Subsections 3(iv) and 3(iii), respectively) after a written demand for substantial performance is delivered to you by the Board, which demand specifically identifies the manner in which the Board believes that you have not substantially performed your duties, or (B) the willful engaging by you in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on your part shall be deemed “willful” unless done, or omitted to be done, by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company. Notwithstanding the foregoing, you shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to you and an opportunity for you, together with your counsel, to be heard before the Board), finding that in the good faith opinion of the Board you were guilty of conduct set forth above in this Subsection and specifying the particulars thereof in detail.

(iii) Good Reason. “Good Reason” for termination by you of your employment shall mean the occurrence (without your express written consent) after any change in control of the Company, or prior to a change in control of the Company under the circumstances described in the second sentence of Section 3 hereof, of any one of the following acts by the Company, or failures by the Company to act:

(A) the assignment to you of any duties inconsistent (except in the nature of a promotion) with the position in the Company that you held immediately prior to the change in control of the Company or a substantial adverse alteration in the nature or status of your position or responsibilities or the conditions of your employment from those in effect immediately prior to the change in control of the Company;

(B) a reduction by the Company in your annual base salary as in effect on the date hereof or as the same may be increased from time to time;

(C) the Company’s requiring you to be based more than fifty (50) miles from the Company’s offices at which you were principally employed immediately prior to the date of the change in control of the Company except for required travel on the Company’s business to an extent substantially consistent with your present business travel obligations;

(D) the failure by the Company to pay to you any portion of your current compensation or compensation under any deferred compensation program of the Company, within seven (7) days of the date such compensation is due;

(E) the failure by the Company to allow you to participate on similar terms in any material compensation plan or benefit plan that executives with similar titles or responsibilities in the Company and its affiliates participate in or the failure by the Company to provide you with the number of paid vacation days to which you are entitled on the basis of your years of service with the Company in accordance with the Company’s normal vacation policy in effect at the time of the change in control of the Company;

(F) the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 6 hereof; or

(G) any purported termination of your employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (iv) below (and, if applicable, the requirements of Subsection (ii) above), which purported termination shall not be effective for purposes of this Agreement.

Your right to terminate your employment pursuant to this Subsection shall not be affected by your incapacity due to physical or mental illness. Your continued employment shall not constitute consent to, or a waiver of rights with respect to, any circumstance constituting Good Reason hereunder.

(iv) Notice of Termination. Any purported termination of your employment by the Company or by you shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 7 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of your employment under the provision so indicated.

(v) Date of Termination, Etc. “Date of Termination” shall mean (A) if your employment is terminated for Disability, thirty (30) days after Notice of Termination is given (provided that you shall not have returned to the full-time performance of your duties during such thirty (30) day period), and (B) if your employment is terminated pursuant to Subsection (ii) or (iii) above or for any other reason (other than Disability), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection (ii) above shall not be less than thirty (30) days, and in the case of a termination pursuant to Subsection (iii) above shall not be less than fifteen (15) nor more than sixty (60) days, respectively, from the date such Notice of Termination is given); provided that if within fifteen (15) days after any Notice of Termination is given, or, if later, prior to the Date of Termination (as determined without regard to this proviso), the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally determined, either by mutual written agreement of the parties or by a binding arbitration award; and provided further that the Date of Termination shall be extended by a notice of dispute given by you only if such notice is given in good faith and you pursue the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay you your full compensation in effect when the notice giving rise to the dispute was given (including, but not limited to, base salary) and continue you as a participant in all compensation, benefit and insurance plans in which you were participating when the notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this Subsection. Amounts paid under this Subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement. Notwithstanding anything in this Agreement to the contrary, you shall not be entitled to the benefits provided in Section 4 hereof unless you have incurred a “separation from service” under Code Section 409A.

4. Compensation Upon Termination or During Disability. Following a change in control of the Company, as defined in Section 2, or prior to a change in control of the Company under the circumstances described in the second sentence of Section 3 hereof, upon termination of your employment or during a period of disability you shall be entitled to the following benefits:

(i) During any period that you fail to perform your full-time duties with the Company as a result of incapacity due to physical or mental illness, you shall continue to receive your base salary at the rate in effect at the commencement of any such period, together with all compensation payable to you under the Company’s disability plan or program or other similar plan during such period, until this Agreement is terminated pursuant to Section 3(i) hereof. Thereafter, or in the event your employment shall be terminated by reason of your death, your benefits shall be determined under the Company’s retirement, insurance and other compensation programs then in effect in accordance with the terms of such programs.

(ii) If your employment shall be terminated by the Company for Cause or by you other than for Good Reason, the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company at the time such payments are due, and the Company shall have no further obligations to you under this Agreement.

(iii) If your employment by the Company terminates in a manner entitling you to benefits under this Section pursuant to Section 3 hereof, then you shall be entitled to the benefits provided below:

(A) the Company shall pay you your full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given, plus all other amounts to which you are entitled under any compensation plan of the Company, at the time such payments are due, except as otherwise provided below;

(B) in lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (together with the payments provided in paragraphs (C) and (D) below, the “Severance Payments”) equal to three (3) times the sum of (1) the greater of (a) your annual rate of base salary in effect on the Date of Termination or (b) your annual rate of base salary in effect immediately prior to the change in control of the Company and (2) your highest annual incentive target award in effect at any time during the 36 months prior to the Date of Termination;

(C) for a thirty-six (36) month period after such termination, the Company shall arrange to provide you with life, disability, accident and health insurance benefits substantially similar to those which you are receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by you pursuant to this Subsection 4(iii)(C) shall be reduced to the extent comparable benefits are actually received by you from a subsequent employer during the thirty-six (36) month period following your termination, and any such benefits actually received by you shall be reported to the Company. The period during which benefits are provided under this Section shall satisfy the Company’s obligations to provide continuation coverage under Section 4980B of the Code; and

(D) in addition to any retirement benefits to which you are entitled under a retirement plan or any supplemental retirement or excess benefit plan, and in order for you to receive an amount approximating the additional retirement benefits you would have received under the TECO Energy retirement arrangements had your employment not been terminated, the Company shall pay you in cash a lump sum equal to (a) $45,000 multiplied by (b) the number of full calendar months remaining after the Date of Termination up to the first of the month immediately following the month you would reach the age that is three years prior to your normal social security retirement age (not to exceed twenty months).

(iv) Except as otherwise specifically provided in paragraph (C) hereof, the payments provided for in Subsection (iii) shall be made not later than the fifth day following the Date of Termination; provided, however, that if the amounts of such payments cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Company, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you payable on the fifth day after demand therefor by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code). Notwithstanding anything in this Agreement to the contrary, to the extent required by Section 409A of the Code, payment of the amounts payable under this Agreement shall commence no earlier than the earlier of (i) the first day of the first month commencing at least six (6) months following your separation from service with the Company (within the meaning of Section 409A) or (ii) your date of death. Any amount the payment of which is delayed by application of the preceding sentence shall be paid as soon as possible following the expiration of such six month period and shall be paid with interest (at an interest rate equal to the rate used to calculate actuarial equivalence in the Pension Plans) from the date on which such amount would otherwise have been paid but for the application of the preceding sentence to the date such amount is actually paid. To the extent you are terminated (i) following a change in control of the Company but prior to a change in ownership or control of the Company within the meaning of Section 409A of the Code or (ii) prior to a change in control of the Company in a manner described in the second sentence of Section 3, to the extent required to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts payable to you hereunder, to the extent not in excess of the amount that you would have received under any other pre-change in control severance plan or arrangement with the Company had such plan or arrangement been applicable, shall be paid at the time and in the manner provided by such plan or arrangement and the remainder shall be paid to you in accordance with the provisions of this Section 4;

(v) You shall not be required to mitigate the amount of any payment provided for in this Section 4 by seeking other employment or otherwise, nor, except as specifically provided in Sections 4(iii)(C) above, shall the amount of any payment or benefit provided for in this Section 4 be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise; and

(vi) the Company shall also pay to you all legal fees and expenses incurred by you as a result of or in connection with such termination, including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement (other than any such fees or expenses incurred in connection with any such claim which is determined by arbitration, in accordance with Section 11 of this Agreement, to be frivolous) or in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of your written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require; provided, however, that in no event shall any such payments be made later than the last day of your taxable year following the taxable year in which the fee or expense was incurred.

5. Limit on Severance Payments. In the event that (i) any payment or benefit received or to be received by you in connection with a change in control of the Company or the termination of your employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (collectively with the Severance Payments, “Total Payments”) would not be deductible (in whole or part) as a result of section 280G of the Code by the Company, an affiliate or other person making such payment or providing such benefit and (ii) the net amount retained by you, after paying the excise tax imposed by section 4999 of the Code and any federal, state and local income and employment taxes on the Total Payments, would not exceed the net amount that would have been retained by you after the reduction of the Severance Payments as set forth below and the payment of any federal, state and local income and employment taxes on the Total Payments as so reduced, the Severance Payments shall be reduced until no portion of the Total Payments is not deductible, or the Severance Payments are reduced to zero. For purposes of this limitation (a) no portion of the Total Payments the receipt or enjoyment of which you shall have effectively waived in writing prior to the date of payment of the Severance Payments shall be taken into account, (b) no portion of the Total Payments shall be taken into account which in the opinion of tax counsel selected by the Company’s independent auditors and acceptable to you does not constitute a “parachute payment” within the meaning of section 280G(b)(2) of the Code, (c) the Severance Payments shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (a) or (b)) in their entirety constitute reasonable compensation for services actually rendered within the meaning of section 280G(b)(4) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the tax counsel referred to in clause (b); and (d) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Company’s independent auditors in accordance with the principles of sections 280G(d)(3) and (4) of the Code. For purposes of determining the income taxes on the Total Payments, you shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Total Payments are to be made and local income taxes at the highest marginal rate of taxation in the state and locality of your residence on the Date of Termination, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

6. Successors; Binding Agreement.

(i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to compensation from the Company in the same amount and on the same terms as you would be entitled to hereunder if you terminate your employment for Good Reason following a change in control of the Company, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed the Date of Termination. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(ii) This Agreement shall inure to the benefit of and be enforceable by your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If you should die while any amount would still be payable to you hereunder if you had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there is no such designee, to your estate.

7. Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

8. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which is not expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Florida, without giving effect to the conflicts of law principles thereof. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law. The obligations of the Company under Section 4 shall survive the expiration of the term of this Agreement.

9. Validity. The invalidity or unenforceability or any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

10. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

11. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted before a panel of three arbitrators in the State of Florida in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that you shall be entitled to seek specific performance of your right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

12. Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and during the term of the Agreement supersedes the provisions of all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto with respect to the subject matter hereof, including the Prior Agreement.

13. Effective Date. This Agreement shall become effective as of the date set forth above. If this letter sets forth our agreement on the subject matter hereof, kindly sign and return to the Company the enclosed copy of this letter which will then constitute our agreement on this subject.

Sincerely,
TECO Coal Corporation

By:	/s/ John. B. Ramil
Name:	John B. Ramil
Title:	Director

Agreed to this 1st day of April, 2011.

/s/ Clark Taylor
Clark Taylor